EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Sontra Medical Corporation on Form S-8 (File Nos. 333-92414, 333-101517, 333-106201 and 333-122893) and the Registration Statement of Sontra Medical Corporation on Form S-3 (File No. 333-36710), of our report dated January 25, 2006, except for Note 15 as to which the date is March 9, 2006, relating to the consolidated financial statements for the years ended December 31, 2005 and 2004, which is part of this Form 10-KSB.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.
Boston, Massachusetts
March 15, 2006